ANNUAL REPORT AUGUST 31, 2010

Spectrum Select Alternative Fund

Spectrum Global Perspective Fund

Spectrum Equity Opportunity Fund

33 Whitehall Street, 10th Floor

New York, New York 10004

(800) 851-0511

Dear Shareholders,

This Annual Report for the Spectrum Funds covers the period from September 1, 2009 to August 31, 2010 (the “Annual Period”). This Report covers the Spectrum Select Alternative Fund, (the “Select Alternative Fund”), the Spectrum Global Perspective Fund (the “Global Fund”) and the Spectrum Equity Opportunity Fund (the “Equity Fund”). Hundredfold Advisors, LLC, serves as the sub-advisor to the Spectrum Funds. During the Annual Period, the DJ Industrial Average Index returned 8.39%, the S&P 500 Index returned 4.91% and the NASDAQ-100 Index returned 9.50%.

By the beginning of the Annual Period, the markets had recovered some of the losses experienced in 2008 and early 2009 and volatility had begun to return to more normalized levels. However, despite substantial governmental stimulus and low interest rates, economic growth remained weak and the markets reflected the uncertainty of the economic picture. Equity markets were strong from the beginning of the period through the end of April but declined sharply from May through August. Fixed income markets continued to rally as fiscal concerns were pushed aside by the search for yield. The outlook for the domestic and global economies remained uncertain and job growth was very weak during the period. In Europe, the sovereign debt crisis in Greece and potential problems in Ireland and Spain left markets unsettled. Finally, China’s tightening of monetary policy and efforts to curb an overvalued real estate market raised concerns about continued growth there.

The Select Alternative Fund seeks a moderate total rate of return, including income and capital appreciation on an annual basis. The Select Alternative Fund returned 13.51%, on a total return basis, during the Annual Period, compared to 4.91% for the S&P 500 Index and 9.18% for the Barclays Capital U.S. Aggregate Bond Index.

The Global Fund seeks a high total rate of return (income from short-term trading plus capital appreciation) on an annual basis. The Global Fund returned -1.55%, on a total return basis, during the Annual Period, compared to 4.91% for the S&P 500 Index and -0.44% for the MSCI World Index.

The Equity Fund seeks a high total rate of return (income from short-term trading plus capital appreciation) on an annual basis. The Equity Fund returned 1.06%, on a total return basis, during the Annual Period, compared to 4.91% for the S&P 500 Index.

As always, we thank you for using the Direxion Funds and we look forward to our mutual success.

Best Regards,

Daniel O’Neill	Ralph Doudera
Direxion Funds	Hundredfold Advisors, LLC

The performance data quoted represents past performance; past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate and an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance data quoted. To obtain performance data current to the most recent month-end, please call, toll-free, 1-800-851-0511 or visit www.direxionfunds.com.

The total annual fund operating expense ratios of the Spectrum Select Alternative Fund, Spectrum Global Perspective Fund and Spectrum Equity Opportunity Fund are 3.74%, 2.93%, 2.85%, respectively, net of any fee, waivers or expense reimbursements.*

An investment in any of the Direxion Funds is subject to a number of risks that could affect the value of its shares. It is important that investors closely review and understand these risks before making an investment. An investor should consider the investment objectives, risks, charges and expenses of the Direxion Funds carefully before investing. The prospectus contains this and other information about the Direxion Funds. To obtain a prospectus, please call the Direxion Funds at 1 800-851-0511. The prospectus should be read carefully before investing.

Distributed by: Rafferty Capital Markets, LLC

Date of First Use: October 22, 2010

*

The total annual fund operating expense ratios include Acquired Fund Fees and Expenses, indirect fees and expenses that the Funds incur that are required to be disclosed. Without Acquired Fund Fees and Expenses, total annual fund operating expense ratios would be 2.55% for each Fund.

HCM Freedom Fund

December 7, 20041 - August 31, 2010 (Unaudited)

	Average Annual Total Return[2]
	1 Year	3 Year	5 Year	Since Inception
HCM Freedom Fund	11.16%	2.99%	1.30%	0.15%
S&P 500 Index	4.91%	(8.66%)	0.91%	0.07%

This chart illustrates the performance of a hypothetical $10,000 investment made on the Fund’s inception, and is not intended to imply any future performance. The returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions of the redemption of fund shares. The performance of the S&P 500 Index does not reflect the deduction of fees associated with a mutual fund, such as investment management fees. Investors cannot invest directly in an index, although they can invest in its underlying securities.

The performance data shown represents past performance and does not guarantee future results.

Market Exposure

Investment Type	% Net Assets
Investment Companies	99.7%
Total Exposure	99.7%

“Market Exposure” includes the value of total investments (including the contract value of any derivatives) and excludes any short-term investments and cash equivalents divided by Net Assets.

[1]	Commencement of operations.
[2]	As of August 31, 2010.

2 DIREXION ANNUAL REPORT

Expense Example

August 31, 2010 (Unaudited)

As a shareholder of a mutual fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments, reinvested dividends, or other distributions; redemption fees; and exchange fees; and (2) ongoing costs, including management fees; distribution and/or service fees; and other fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in a fund and to compare costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held the entire period (March 1, 2010 — August 31, 2010).

Actual Expenses

The first line of the table below provides information about actual account values and actual expenses. Although the Funds charge no sales load or transactions fees, you will be assessed fees for outgoing wire transfers, returned checks or stop payment orders at prevailing rates charged by U.S. Bancorp Fund Services, LLC, the Funds’ transfer agent. If you request a redemption be made by wire transfer, currently a $15.00 fee is charged by the Funds’ transfer agent. To the extent a Fund invests in shares of other investment companies as part of its investment strategy, you will indirectly bear your proportionate share of any fees and expenses charged by the underlying funds in which the Fund invests, in addition to the expenses of the Fund. Actual expenses of underlying funds may vary. These expenses are not included in the examples presented on the preceding page. The preceding examples include, but are not limited to, investment advisory, shareholder servicing, fund accounting, custody and transfer agent fees. However, the example does not include portfolio trading heading entitled commissions and related expenses or other extraordinary expenses as determined under generally accepted accounting principles. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which is not the Funds’ actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Funds and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as wire transfers, returned checks or stop payment orders. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

DIREXION ANNUAL REPORT 3

Expense Example Tables

August 31, 2010 (Unaudited)

	Expense Ratio[1]	Beginning Account Value March 1, 2010	Ending Account Value August 31, 2010	Expenses Paid During Period[2]
HCM Freedom Fund
Based on actual fund return	2.35%	$1,000.00	$1,020.10	$11.97
Based on hypothetical 5% return	2.35%	1,000.00	1,013.36	11.93
[1]	Annualized
[2]

Expenses are equal to the Fund’s annualized expense ratio, multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year/period, then divided by 365.

Allocation of Portfolio Holdings

August 31, 2010 (Unaudited)

	Cash*		Investment Companies	Total
HCM Freedom Fund	0	%**	100%	100%
*	Cash, cash equivalents and other assets less liabilities.
**	Percentage is less than 0.5%.

4 DIREXION ANNUAL REPORT

HCM Freedom Fund

Schedule of Investments

August 31, 2010

Shares		Value
INVESTMENT COMPANIES - 99.7%
337,649	Nuveen High Yield Municipal Bond Fund	$5,412,508
530,593	PIMCO Emerging Markets Bond Fund	5,969,170
571,973	PIMCO Income Fund	6,308,865
1,269,036	Putnam Diversified Income Trust	10,164,975
	TOTAL INVESTMENT COMPANIES (Cost $27,438,147)	$27,855,518
SHORT TERM INVESTMENTS - 0.3%
MONEY MARKET FUNDS - 0.3%
18,076	Fidelity Institutional Government Portfolio, 0.06%(a)	$18,076
18,076	Fidelity Institutional Money Market Portfolio, 0.23%(a)	18,076
18,076	Goldman Sachs Financial Square Federal Fund, 0.04%(a)	18,076
18,075	Goldman Sachs Financial Square Government Fund, 0.10%(a)(b)	18,075
18,075	Morgan Stanley Institutional Liquidity Fund - Treasury Portfolio, 0.06%(a)	18,075
	TOTAL SHORT TERM INVESTMENTS (Cost $90,378)	$90,378
	TOTAL INVESTMENTS (Cost $27,528,525) - 100.0%	$27,945,896
	Liabilities in Excess of Other Assets - 0%	(6,925)
	TOTAL NET ASSETS - 100.0%	$27,938,971

Percentages are stated as a percent of net assets.

(a)	Represents annualized seven-day yield at August 31, 2010.

The accompanying notes are an integral part of these financial statements.

DIREXION ANNUAL REPORT 5

Statement of Assets and Liabilities

August 31, 2010

HCM Freedom Fund
Assets:
Investments, at market value (Note 2)	$27,945,896
Dividends and interest receivable	52,613
Total Assets	27,998,509
Liabilities:
Payable for fund shares redeemed	2,500
Accrued investment advisory fees	24,989
Accrued operating services fees	13,057
Accrued distribution expenses	18,992
Total Liabilities	59,538
Net Assets	$27,938,971
Net Assets Consist Of:
Capital stock	$46,857,659
Undistributed net investment income	520,163
Accumulated net realized loss	(19,856,222)
Net unrealized appreciation on:
Investments	417,371
Total Net Assets	$27,938,971
Calculation of Net Asset Value Per Share - Service Class:
Net assets	$27,938,971
Shares outstanding (unlimited shares of beneficial interest authorized, no par value)	1,839,048
Net Asset Value, Redemption Price and Offering Price Per Share	$15.19
Cost of Investments	$27,528,525

The accompanying notes are an integral part of these financial statements.

6 DIREXION ANNUAL REPORT

Statement of Operations

For the Year Ended August 31, 2010

HCM Freedom Fund
Investment income:
Dividend income	$2,574,109
Interest income	5,308
Total investment income	2,579,417
Expenses:
Investment advisory fees	270,213
Distribution expenses	216,170
Operating services fees	148,617
Total expenses	635,000
Net investment income	1,944,417
Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on:
Investments	2,457,170
Swaps	(831,275)
Futures	101,463
1,727,358
Change in unrealized appreciation (depreciation) on:
Investments	(849,521)
Net realized and unrealized gain (loss) on investments	877,837
Net increase in net assets resulting from operations	$2,822,254

The accompanying notes are an integral part of these financial statements.

DIREXION ANNUAL REPORT 7

Statement of Changes in Net Assets

	HCM Freedom Fund
	Year Ended	Year Ended
	August 31, 2010	August 31, 2009
Operations:
Net investment income	$1,944,417	$10,946
Net realized gain (loss) on investments	1,727,358	(555,594)
Change in net unrealized appreciation (depreciation) on investments	(849,521)	1,266,892
Net increase in net assets resulting from operations	2,822,254	722,244
Distributions to shareholders:
Net investment income	(1,474,611)	(1,039,384)
Total distributions	(1,474,611)	(1,039,384)
Capital share transactions:
Proceeds from shares sold	2,399,676	2,223,837
Proceeds from shares issued to holders in reinvestment of dividends	1,468,281	1,034,802
Cost of shares redeemed	(2,485,748)	(3,248,933)
Net increase in net assets resulting from capital share transactions	1,382,209	9,706
Total increase (decrease) in net assets	2,729,852	(307,434)
Net assets:
Beginning of year	25,209,119	25,516,553
End of year	$27,938,971	$25,209,119
Undistributed net investment income, end of year	$520,163	$50,357

The accompanying notes are an integral part of these financial statements.

8 DIREXION ANNUAL REPORT

Financial Highlights

August 31, 2010

									RATIOS TO AVERAGE NET ASSETS
Year/Period	Net Asset Value, Beginning of Year/Period	Net Investment Income (Loss)[2]	Net Realized and Unrealized Gain (Loss) on Investments	Net Increase (Decrease) in Net Asset Value Resulting from Operations	Dividends from Net Investment Income	Total Distributions	Net Asset Value, End of Year/Period	Total Return[3]	Net Assets, End of Year/Period (,000)	Total Expenses[1]	Net Expenses[1]	Net Investment Income (Loss) After Expense Reimbursement/ Recoupment[1]	Portfolio Turnover Rate[4]
HCM Freedom Fund
Year ended August 31, 2010	$14.47	$1.08	$0.50	$1.58	$(0.86)	$(0.86)	$15.19	11.16%	$27,939	2.35%	2.35%	7.20%	468%
Year ended August 31, 2009	14.68	0.01	0.40	0.41	(0.62)	(0.62)	14.47	2.83%	25,209	2.42%	2.43%	0.05%	1,311%
Year ended August 31, 2008	17.46	0.06	(0.70)	(0.64)	(2.14)	(2.14)	14.68	(4.43%)	25,517	2.50%	2.45%	0.35%	2,886%
Year ended August 31, 2007	18.11	0.34	(0.11)	0.23	(0.88)	(0.88)	17.46	1.32%	28,642	2.18%	2.18%	1.98%	4,042%
Year ended August 31, 2006	18.91	0.40	(1.08)	(0.68)	(0.12)	(0.12)	18.11	(3.61%)	53,753	2.22%	2.12%	2.14%	3,065%
[1]	Annualized.
[2]	Net investment income (loss) per share represents net investment income (loss) divided by the daily average shares of beneficial interest outstanding throughout each period.
[3]	All returns reflect reinvested dividends, if any, but do not reflect the impact of taxes.
[4]

Portfolio turnover is calculated without regard to short-term securities having a maturity of less than one year. Investments in options, swaps, and futures contracts and repurchase agreements are deemed short-term securities. The Fund’s aggressive investment strategy may result in significant portfolio turnover to take advantage of anticipated changes in market conditions.

DIREXION ANNUAL REPORT 9

Spectrum Select Alternative Fund

September 1, 20041- August 31, 2010 (Unaudited)

	Average Annual Total Return[2]
	1 Year	3 Year	5 Year	Since Inception
Spectrum Select Alternative Fund	13.51%	6.63%	6.27%	5.37%
Barclays Capital U.S. Aggregate Bond Index	9.18%	7.65%	5.96%	5.65%
S&P 500 Index	4.91%	(8.66%)	(0.91%)	1.19%

This chart illustrates the performance of a hypothetical $10,000 investment made on the Fund’s inception, and is not intended to imply any future performance. The returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions of the redemption of fund shares. The performance of Barclays Capital U.S. Aggregate Bond Index and S&P 500 Index does not reflect the deduction of fees associated with a mutual fund, such as investment management fees. Investors cannot invest directly in an index, although they can invest in its underlying securities.

The performance data shown represents past performance and does not guarantee future results.

Market Exposure

Investment Type	% Net Assets
Investment Companies	88.9%
Swap Contracts	13.1%
Total Exposure	102.0%

“Market Exposure” includes the value of total investments (including the contract value of any derivatives) and excludes any short-term investments and cash equivalents divided by Net Assets.

[1]	Commencement of operations.
[2]	As of August 31, 2010.

10 DIREXION ANNUAL REPORT

Spectrum Global Perspective Fund

September 27, 20041- August 31, 2010 (Unaudited)

	Average Annual Total Return[2]
	1 Year	3 Year	5 Year	Since Inception
Spectrum Global Perspective Fund	(1.55%)	(2.80%)	4.25%	6.62%
S&P 500 Index	4.91%	(8.66%)	(0.91%)	1.22%
MSCI World Index	(0.44%)	(11.55%)	(1.99%)	0.72%

This chart illustrates the performance of a hypothetical $10,000 investment made on the Fund’s inception, and is not intended to imply any future performance. The returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions of the redemption of fund shares. The performance of S&P 500 Index and MSCI World Index does not reflect the deduction of fees associated with a mutual fund, such as investment management fees. Investors cannot invest directly in an index, although they can invest in its underlying securities.

The performance data shown represents past performance and does not guarantee future results.

Market Exposure

Investment Type	% Net Assets
Investment Companies	8.4%
Swap Contracts	8.5%
Total Exposure	16.9%

“Market Exposure” includes the value of total investments (including the contract value of any derivatives) and excludes any short-term investments and cash equivalents divided by Net Assets.

[1]	Commencement of operations.
[2]	As of August 31, 2010.

DIREXION ANNUAL REPORT 11

Spectrum Equity Opportunity Fund

October 11, 20041- August 31, 2010 (Unaudited)

	Average Annual Total Return[2]
				Since
	1 Year	3 Year	5 Year	Inception
Spectrum Equity Opportunity Fund	1.06%	(2.71%)	0.44%	1.87%
S&P 500 Index	4.91%	(8.66%)	(0.91%)	0.90%

This chart illustrates the performance of a hypothetical $10,000 investment made on the Fund’s inception, and is not intended to imply any future performance. The returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions of the redemption of fund shares. The performance of the S&P 500 Index does not reflect the deduction of fees associated with a mutual fund, such as investment management fees. Investors cannot invest directly in an index, although they can invest in its underlying securities.

The performance data shown represents past performance and does not guarantee future results.

Market Exposure2

%
Investment Type	Net Assets
Futures Contracts	20.0%
Total Exposure	20.0%

“Market Exposure” includes the value of total investments (including the contract value of any derivatives) and excludes any short-term investments and cash equivalents divided by Net Assets.

[1]	Commencement of operations.
[2]	As of August 31, 2010.

12 DIREXION ANNUAL REPORT

Expense Example

August 31, 2010 (Unaudited)

As a shareholder of a mutual fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments, reinvested dividends, or other distributions; redemption fees; and exchange fees; and (2) ongoing costs, including management fees; distribution and/or service fees; and other fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in a fund and to compare costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held the entire period (March 1, 2010 — August 31, 2010).

Actual Expenses

The first line of the table below provides information about actual account values and actual expenses. Although the Funds charge no sales load or transactions fees, you will be assessed fees for outgoing wire transfers, returned checks or stop payment orders at prevailing rates charged by U.S. Bancorp Fund Services, LLC, the Funds’ transfer agent. If you request a redemption be made by wire transfer, currently a $15.00 fee is charged by the Funds’ transfer agent. To the extent a Fund invests in shares of other investment companies as part of its investment strategy, you will indirectly bear your proportionate share of any fees and expenses charged by the underlying funds in which the Fund invests, in addition to the expenses of the Fund. Actual expenses of underlying funds may vary. These expenses are not included in the examples presented on the preceding page. The preceding examples include, but are not limited to, investment advisory, shareholder servicing, fund accounting, custody and transfer agent fees. However, the example does not include portfolio trading heading entitled commissions and related expenses or other extraordinary expenses as determined under generally accepted accounting principles. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which is not the Funds’ actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Funds and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as wire transfers, returned checks or stop payment orders. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

DIREXION ANNUAL REPORT 13

Expense Example Tables

August 31, 2010 (Unaudited)

		Beginning	Ending	Expenses
	Expense	Account Value	Account Value	Paid During
	Ratio[1]	March 1, 2010	August 31, 2010	Period[2]
Spectrum Select Alternative Fund
Based on actual fund return	2.55%	$1,000.00	$1,060.80	$13.25
Based on hypothetical 5% return	2.55%	1,000.00	1,012.35	12.93
Spectrum Global Perspective Fund
Based on actual fund return	2.55%	1,000.00	1,023.90	13.01
Based on hypothetical 5% return	2.55%	1,000.00	1,012.35	12.93
Spectrum Equity Opportunity Fund
Based on actual fund return	2.55%	1,000.00	999.40	12.85
Based on hypothetical 5% return	2.55%	1,000.00	1,012.35	12.93
[1]	Annualized
[2]

Expenses are equal to the Fund’s annualized expense ratio, multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year/period, then divided by 365.

Allocation of Portfolio Holdings

August 31, 2010 (Unaudited)

		Investment
	Cash*	Companies	Futures	Swaps		Total
Spectrum Select Alternative Fund	11%	89%	—	0	%**	100%
Spectrum Global Perspective Fund	91%	8%	—	1%		100%
Spectrum Equity Opportunity Fund	101%	—	(1%)	—		100%
*	Cash, cash equivalents and other assets less liabilities.
**	Percentage is less than 0.5%.

14 DIREXION ANNUAL REPORT

Spectrum Select Alternative Fund

Schedule of Investments

August 31, 2010

Shares		Value
INVESTMENT COMPANIES - 88.9%
247,167	Absolute Opportunities Fund	$2,975,892
384,090	Absolute Strategies Fund	4,075,198
253,455	Harbor Bond Fund	3,310,116
188,501	Managers AMG FQ Global Alternatives Fund	1,935,910
207,821	Nuveen High Yield Municipal Bond Fund	3,331,373
189,896	Nuveen Preferred Securities Fund	3,161,764
1,031,839	PIMCO High Yield Fund	9,348,463
1,681,355	SEI International Management Trust High Yield Bond	11,971,250
	TOTAL INVESTMENT COMPANIES (Cost $39,320,545)	$40,109,966
SHORT TERM INVESTMENTS - 11.2%
MONEY MARKET FUNDS - 11.2%
894,233	Fidelity Institutional Government Portfolio, 0.06%(a)	$894,233
894,233	Fidelity Institutional Money Market Portfolio, 0.23%(a)	894,233
894,233	Goldman Sachs Financial Square Federal Fund, 0.04%(a)	894,233
1,494,233	Goldman Sachs Financial Square Government Fund, 0.10%(a)(b)	1,494,233
894,234	Morgan Stanley Institutional Liquidity Fund - Treasury Portfolio, 0.06%(a)	894,234
	TOTAL SHORT TERM INVESTMENTS (Cost $5,071,166)	$5,071,166
	TOTAL INVESTMENTS (Cost $44,391,711) - 100.1%	$45,181,132
	Liabilities in Excess of Other Assets - (0.1)%	(31,278)
	TOTAL NET ASSETS - 100.0%	$45,149,854

Percentages are stated as a percent of net assets.

(a)	Represents annualized seven-day yield at August 31, 2010.
(b)	$600,000 of this security is held as collateral for swap contracts.

Spectrum Select Alternative Fund

Long Equity Swap Contracts

August 31, 2010

					Unrealized
		Number of	Notional	Termination	Appreciation/
Counterparty	Reference Entity	Contracts	Amount	Date	(Depreciation)
Credit Suisse Capital, LLC	iShares Barclays Treasury Inflation Protected Securities Bond Fund	21,000	$2,245,225	9/6/2011	$24,206
Credit Suisse Capital, LLC	iShares iBoxx $ Investment Grade Corporate Bond Fund	20,200	2,279,727	9/6/2011	2,814
Credit Suisse Capital, LLC	iShares S&P U.S. Preferred Stock Index Fund	34,200	1,366,406	9/6/2011	(835)
		75,400	$5,891,358		$26,185

The accompanying notes are an integral part of these financial statements.

DIREXION ANNUAL REPORT 15

Spectrum Global Perspective Fund

Schedule of Investments

August 31, 2010

Shares		Value
INVESTMENT COMPANIES - 8.5%
20,000	iShares MSCI Chile Investable Market Index Fund	$1,353,000
104,000	iShares MSCI Malaysia Index Fund	1,339,520
26,000	iShares MSCI Thailand Index Fund	1,438,320
	TOTAL INVESTMENT COMPANIES (Cost $3,898,529)	$4,130,840
SHORT TERM INVESTMENTS - 91.9%
MONEY MARKET FUNDS - 91.9%
8,935,610	Fidelity Institutional Government Portfolio, 0.06%(a)	$8,935,610
8,935,610	Fidelity Institutional Money Market Portfolio, 0.23%(a)	8,935,610
8,935,611	Goldman Sachs Financial Square Federal Fund, 0.04%(a)	8,935,611
9,325,611	Goldman Sachs Financial Square Government Fund, 0.10%(a)(b)	9,325,611
8,935,611	Morgan Stanley Institutional Liquidity Fund - Treasury Portfolio, 0.06%(a)	8,935,611
	TOTAL SHORT TERM INVESTMENTS (Cost $45,068,053)	$45,068,053
	TOTAL INVESTMENTS (Cost $48,966,582) - 100.4%	$49,198,893
	Liabilities in Excess of Other Assets - (0.4)%	(177,399)
	TOTAL NET ASSETS - 100.0%	$49,021,494

Percentages are stated as a percent of net assets.

(a)	Represents annualized seven-day yield at August 31, 2010.
(b)	$390,000 of this security is held as collateral for swap contracts.

Spectrum Global Perspective Fund

Long Equity Swap Contracts

August 31, 2010

		Number of	Notional	Termination	Unrealized
Counterparty	Reference Entity	Contracts	Amount	Date	Appreciation
Credit Suisse Capital, LLC	iShares MSCI Chile Investable Market Index Fund	20,300	$1,270,364	9/6/2011	$102,209
Credit Suisse Capital, LLC	iShares MSCI Malaysia Index Fund	105,900	1,269,328	9/6/2011	93,943
Credit Suisse Capital, LLC	iShares MSCI Thailand Index Fund	25,900	1,270,830	9/6/2011	161,236
		152,100	$3,810,522		$357,388

The accompanying notes are an integral part of these financial statements.

16 DIREXION ANNUAL REPORT

Spectrum Equity Opportunity Fund
Schedule of Investments
August 31, 2010

Shares		Value
SHORT TERM INVESTMENTS - 98.0%
MONEY MARKET FUNDS - 98.0%
2,733,278	Fidelity Institutional Government Portfolio, 0.06%(a)	$2,733,278
2,733,278	Fidelity Institutional Money Market Portfolio, 0.23%(a)	2,733,278
2,733,279	Goldman Sachs Financial Square Federal Fund, 0.04%(a)	2,733,279
2,733,279	Goldman Sachs Financial Square Government Fund, 0.10%(a)	2,733,279
2,733,278	Morgan Stanley Institutional Liquidity Fund - Treasury Portfolio, 0.06%(a)	2,733,278
	TOTAL SHORT TERM INVESTMENTS (Cost $13,666,392)	$13,666,392
	TOTAL INVESTMENTS (Cost $13,666,392) - 98.0%	$13,666,392
	Other Assets in Excess of Liabilities - 2.0%	285,326
	TOTAL NET ASSETS - 100.0%	$13,951,718

Percentages are stated as a percent of net assets.

(a)	Represents annualized seven-day yield at August 31, 2010.

Spectrum Equity Opportunity Fund

Futures Contracts

August 31, 2010

Contracts		Unrealized Depreciation
79	NASDAQ-100 e-Mini Futures
	Expiring September 2010 (Underlying Face Amount at Market Value $2,792,650)	$(102,547)

The accompanying notes are an integral part of these financial statements.

DIREXION ANNUAL REPORT 17

Statements of Assets and Liabilities

August 31, 2010

	Spectrum Select Alternative Fund	Spectrum Global Perspective Fund	Spectrum Equity Opportunity Fund
Assets:
Investments, at market value (Note 2)	$45,181,132	$49,198,893	$13,666,392
Receivable for investments sold	—	4,844,879	—
Deposit at broker for futures	—	—	424,868
Unrealized appreciation on swaps	26,185	357,388	—
Dividends and interest receivable	37,706	469	567
Total assets	45,245,023	54,401,629	14,091,827
Liabilities:
Payable for investments purchased	—	4,894,753	—
Deposits from broker for swaps	—	380,000	—
Due to broker for futures	—	—	100,168
Variation margin payable	—	—	2,043
Accrued investment advisory expense	38,385	42,770	12,368
Accrued operating services expenses	21,111	23,511	6,802
Accrued distribution expense	35,631	39,101	18,728
Accrued expenses and other liabilities	42	—	—
Total liabilities	95,169	5,380,135	140,109
Net Assets	$45,149,854	$49,021,494	$13,951,718
Net Assets Consist Of:
Capital Stock	$43,325,340	$69,810,018	$17,344,147
Undistributed net investment income	—	—	—
Undistributed (Accumulated) net realized gain (loss)	1,008,908	(21,378,223)	(3,289,882)
Net unrealized appreciation (depreciation) on:
Investments	789,421	232,311	—
Futures	—	—	(102,547)
Swaps	26,185	357,388	—
Total Net Assets	$45,149,854	$49,021,494	$13,951,718
Calculation of Net Assets Value Per Share:
Net Assets	$45,149,854	$49,021,494	$13,951,718
Shares outstanding (unlimited shares of beneficial interest authorized, no par value)	2,033,661	2,596,714	779,841
Net asset value, redemption and offering price per share	$22.20	$18.88	$17.89
Cost of Investments	$44,391,711	$48,966,582	$13,666,392

The accompanying notes are an integral part of these financial statements.

18 DIREXION ANNUAL REPORT

Statements of Operations

For the Year Ended August 31, 2010

	Spectrum Select Alternative Fund	Spectrum Global Perspective Fund	Spectrum Equity Opportunity Fund
Investment income:
Dividend income (net of foreign withholding tax of $—, $367, $3, respectively)	$1,559,191	$1,278,841	$223,668
Interest income	5,930	26,429	8,121
Total investment income	1,565,121	1,305,270	231,789
Expenses:
Investment advisory fees	368,822	580,214	141,337
Operating services fees	202,852	319,117	77,735
Distribution expenses	368,822	580,214	141,337
Total expenses	940,496	1,479,545	360,409
Net investment (income) loss	624,625	(174,275)	(128,620)
Realized and unrealized gain (loss) on investments:
Net realized (gain) loss on:
Investments	4,673,540	4,841,775	956,523
Futures	56,834	1,278,331	247,325
Swaps	695,302	(2,458,595)	5,593
	5,425,676	3,661,511	1,209,441
Capital gain distributions from regulated investment companies	222,625	2,591	—
Change in unrealized appreciation (depreciation) on:
Investments	(1,926,974)	(4,316,937)	(859,041)
Futures	(5,233)	—	(139,483)
Swaps	7,061	3,869	(7,927)
	(1,925,146)	(4,313,068)	(1,006,451)
Net realized and unrealized gain (loss) on investments	3,723,155	(648,966)	202,990
Net increase (decrease) in net assets resulting from operations	$4,347,780	$(823,241)	$74,370

The accompanying notes are an integral part of these financial statements.

DIREXION ANNUAL REPORT 19

Statements of Changes in Net Assets

	Spectrum Select Alternative Fund		Spectrum Global Perspective Fund		Spectrum Equity Opportunity Fund
	Year ended August 31, 2010	Year Ended August 31, 2009	Year ended August 31, 2010	Year Ended August 31, 2009	Year ended August 31, 2010	Year Ended August 31, 2009
Operations:
Net investment income (loss)	$624,625	$592,308	$(174,275)	$(82,002)	$(128,620)	$(10,600)
Net realized gain (loss) on investments	5,425,676	(412,268)	3,661,511	(6,144,481)	1,209,441	(1,380,740)
Capital gain distributions from regulated investment companies	222,625	9,658	2,591	—	—	—
Change in unrealized appreciation (depreciation) on investments	(1,925,146)	2,768,809	(4,313,068)	4,830,431	(1,006,451)	997,947
Net increase (decrease) in net assets resulting from operations	4,347,780	2,958,507	(823,241)	(1,396,052)	74,370	(393,393)
Distributions to shareholders:
Net investment income	(1,362,145)	(549,091)	—	(7,154)	—	—
Net realized gains	—	—	—	(5,677)	—	—
Return of capital		—	(8,295)	(40)	(68,651)	(1,882)
Total distributions	(1,362,145)	(549,091)	(8,295)	(12,871)	(68,651)	(1,882)
Capital share transactions:
Proceeds from shares sold	18,165,741	8,303,976	6,279,206	3,612,228	2,898,842	1,076,979
Proceeds from shares issued to holders in reinvestment of distributions	1,355,569	546,658	8,289	12,841	68,651	1,864
Cost of shares redeemed	(5,437,952)	(8,168,964)	(17,739,212)	(20,760,271)	(2,459,672)	(3,626,856)
Net increase (decrease) in net assets resulting from capital share transactions	14,083,358	681,670	(11,451,717)	(17,135,202)	507,821	(2,548,013)
Total increase (decrease) in net assets	17,068,993	3,091,086	(12,283,253)	(18,544,125)	513,540	(2,943,288)
Net assets:
Beginning of year	28,080,861	24,989,775	61,304,747	79,848,872	13,438,178	16,381,466
End of year	$45,149,854	$28,080,861	$49,021,494	$61,304,747	$13,951,718	$13,438,178
Undistributed (Accumulated) net investment income (loss), end of year	$—	$208,303	$—	$—	$—	$(20)

The accompanying notes are an integral part of these financial statements.

20 DIREXION ANNUAL REPORT

Financial Highlights

August 31, 2010

													RATIOS TO AVERAGE NET ASSETS
Year/Period	Net Asset Value, Beginning of Year/ Period	Net Investment Income (Loss)[2]	Net Realized and Unrealized Gain (Loss) on Investments	Net Increase (Decrease) in Net Asset Value Resulting from Operations	Dividends from Net Investment Income	Distributions from Realized Capital Gains	Return of Capital Distribution		Total Distributions	Net Asset Value, End of Year/ Period	Total Return[3]	Net Assets, End of Year/ Period (,000)	Total Expenses[1]	Net Expenses[1]	Net Investment Income (Loss) After Expense Reimbursement/ Recoupment[1]	Portfolio Turnover Rate[4]
Spectrum Select Alternative Fund
Year ended August 31, 2010	$20.36	$0.36	$2.35	$2.71	$(0.87)	$—	$—		$(0.87)	$22.20	13.51%	$45,150	2.55%	2.55%	1.69%	192%
Year ended August 31, 2009	18.33	0.50	2.00	2.50	(0.47)	—	—		(0.47)	20.36	14.09%	28,081	2.67%	2.59%	2.76%	297%
Year ended August 31, 2008	20.02	0.33	(1.58)	(1.25)	(0.43)	(0.01)	—		(0.44)	18.33	(6.38%)	24,990	2.57%	2.57%	1.68%	127%
Year ended August 31, 2007	19.54	0.57	0.76	1.33	(0.85)	—	—		(0.85)	20.02	6.93%	40,757	2.44%	2.44%	2.82%	260%
Year ended August 31, 2006	19.96	0.50	0.34	0.84	(1.26)	—	—		(1.26)	19.54	4.53%	22,725	2.54%	2.54%	2.57%	898%
Spectrum Global Perspective Fund
Year ended August 31, 2010	19.18	(0.06)	(0.24)	(0.30)	— [5]	—	—		— [5]	18.88	(1.55%)	49,021	2.55%	2.55%	(0.30%)	1,378%
Year ended August 31, 2009	18.69	(0.02)	0.51	0.49	— [5]	— [5]	—	[5]	— [5]	19.18	2.65%	61,305	2.52%	2.49%	(0.14%)	1,770%
Year ended August 31, 2008	24.73	(0.16)	(1.48)	(1.64)	(0.84)	(3.56)	—		(4.40)	18.69	(8.96%)	79,849	2.38%	2.38%	(0.75%)	2,073%
Year ended August 31, 2007	25.93	(0.03)	2.86	2.83	(0.34)	(3.69)	—		(4.03)	24.73	11.32%	110,764	2.24%	2.24%	(0.12%)	1,259%
Year ended August 31, 2006	23.46	0.06	4.49	4.55	—	(2.08)	—		(2.08)	25.93	20.43%	115,420	2.23%	2.23%	0.25%	1,693%
Spectrum Equity Opportunity Fund
Year ended August 31, 2010	17.79	(0.17)	0.36	0.19	(0.09)	—	—		(0.09)	17.89	1.06%	13,952	2.55%	2.55%	(0.91%)	1,447%
Year ended August 31, 2009	17.90	(0.01)	(0.10)	(0.11)	—	—	—	[5]	— [5]	17.79	(0.60%)	13,438	2.79%	2.72%	(0.09%)	1,485%
Year ended August 31, 2008	21.24	(0.05)	(1.51)	(1.56)	(0.60)	(1.18)	—		(1.78)	17.90	(8.28%)	16,381	2.63%	2.63%	(0.27%)	1,617%
Year ended August 31, 2007	21.43	(0.03)	1.48	1.45	(0.31)	(1.33)	—		(1.64)	21.24	6.91%	32,858	2.40%	2.40%	(0.14%)	1,347%
Year ended August 31, 2006	21.85	0.03	0.77	0.80	—	(1.22)	—		(1.22)	21.43	3.85%	48,875	2.31%	2.31%	0.15%	2,310%
[1]	Annualized.
[2]	Net investment income (loss) per share represents net investment income (loss) divided by the daily average shares of beneficial interest outstanding throughout each period.
[3]	All returns reflect reinvested dividends, if any, but do not reflect the impact of taxes.
[4]

Portfolio turnover is calculated without regard to short-term securities having a maturity of less than one year. Investments in options, swaps, and futures contracts and repurchase agreements are deemed short-term securities. The Fund’s aggressive investment strategy may result in significant portfolio turnover to take advantage of anticipated changes in market conditions.

[5]	Amount is less than $0.01 per share.

DIREXION ANNUAL REPORT 21

Direxion Funds

NOTES TO THE FINANCIAL STATEMENTS

August 31, 2010

1. ORGANIZATION

Direxion Funds (the “Trust”) was organized as a Massachusetts Business Trust on June 6, 1997 and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company issuing its shares in series, each series representing a distinct portfolio with its own investment objective and policies. The Trust currently has 32 series of which 4 are included in this report, HCM Freedom Fund, Spectrum Select Alternative Fund, Spectrum Global Perspective Fund and Spectrum Equity Opportunity Fund (each a “Fund” and collectively, the “Funds”). Each Fund is a “non-diversified” series of the Trust pursuant to the 1940 Act. During the year ended August 31, 2010, three series of the Trust, the PSI Core Strength Fund, PSI Macro Trends Fund and PSI Total Return Fund were liquidated and terminated.

The HCM Freedom Fund’s objective is long-term capital appreciation with lower volatility than the overall market by employing a dynamic asset allocation strategy. The HCM Freedom Fund has great flexibility in deciding in what to invest and when to invest, and may invest in a broad range of equity and fixed income securities, both domestically and internationally, as well as derivative instruments of these securities.

The Spectrum Select Alternative Fund seeks a moderate total rate of return (income plus capital appreciation) on an annual basis, by investing primarily in any combination of equity and fixed-income securities based on market conditions, trends and expectations. The Spectrum Global Perspective Fund seeks a high total rate of return (income from short-term trading plus capital appreciation) on an annual basis by investing in equity securities of foreign issuers either directly or indirectly through American Depository Receipts (ADRs), exchange traded funds (ETFs), foreign currencies, other investment companies and derivative instruments. The Spectrum Equity Opportunity Fund seeks a high total rate of return (income from short-term trading plus capital appreciation) on an annual basis by investing either directly in securities of domestic and foreign issuers or indirectly through ADRs, ETFs, other investment companies and derivative instruments.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Funds in the preparation of their financial statements. These policies are in conformity with U.S. generally accepted accounting principles (“GAAP”).

a) Investment Valuation – The Net Asset Value (“NAV”) of each Fund is determined daily, Monday through Friday, as of the close of regular trading on the New York Stock Exchange (“NYSE”), each day the NYSE is open for business. The value of all portfolio securities and other assets held by a Fund will be determined as of the time a Fund calculates its NAV, 4:00 p.m. Eastern Time (“Valuation Time”). Equity securities and ETFs are valued at their last sales price, or if not available, at the average of the last bid and ask prices. Investments in open-end mutual funds are valued at their respective quoted net asset values on the valuation dates. Futures are valued at the settlement price established on the exchange on which they are traded, if that settlement price reflects trading prior to the Valuation Time. If the settlement price established by the exchange reflects trading after the Valuation Time, then the last sales price prior to Valuation Time will be used. Options are valued at the composite price, using the National Best Bid and Offer quotes (“NBBO”). NBBO consists of the highest bid price and lowest ask price across any of the exchanges on which an option is quoted. Specifically, composite pricing looks at the last trades on the exchanges where the options are traded. If there are no trades for the option on a given business day, the composite pricing calculates the mean of the highest bid and lowest ask price across the exchanges where the option is traded. Over-the-counter securities are valued at the average of the last bid and ask prices. Securities primarily traded on the NASDAQ National Market are valued using the NASDAQ Official Closing Price. Swaps are valued based upon prices from third party vendor models or quotations from market makers to the extent available. Short-term debt securities with a maturity of 60 days or less and money market securities are valued using the amortized cost method. Other debt securities are valued by using the mean prices provided by the Fund’s pricing service or, if such services are unavailable, by a pricing matrix method. Securities for which reliable market quotations are not readily available, the Funds’ pricing service does not provide a valuation for such securities, the Fund’s pricing service provides valuation that in the judgment of Rafferty Asset

22 DIREXION ANNUAL REPORT

Management, LLC (the “Adviser”) does not represent fair value, or the Fund or Adviser believes the market price is stale will be fair valued as determined by the Adviser under the supervision of the Board of Trustees.

b) Repurchase Agreements – Each Fund may enter into repurchase agreements with institutions that are members of the Federal Reserve System or securities dealers who are members of a national securities exchange or are primary dealers in U.S. government securities. In connection with transactions in repurchase agreements, it is the Trust’s policy that the Fund receives, as collateral, cash and/or securities (primarily U.S. government securities) whose market value, including accrued interest, at all times will be at least equal to 100% of the amount invested by the Fund in each repurchase agreement. If the seller defaults, and the value of the collateral declines, realization of the collateral by the Fund may be delayed or limited. The Funds were not invested in repurchase agreements at August 31, 2010.

c) Swap Contracts – Each Fund may enter into equity swap contacts. Standard equity swap contracts are between two parties that agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments. The gross amount to be exchanged is calculated with respect to a “notional amount” (i.e. the return on or increase in value of a particular dollar amount invested in a “basket” of securities representing a particular index or industry sector). The Fund’s obligations are accrued daily (offset by any amounts owed to the Fund.)

In a “long” equity swap agreement, the counterparty will generally agree to pay the Fund the amount, if any, by which the notional amount of swap contract would have increased in value if the Fund had been invested in the particular securities, plus dividends that would have been received on those securities. The Fund will agree to pay the counterparty a floating rate of interest (e.g., a LIBOR based rate) on the notional amount of the swap contract plus the amount, if any, by which the notional amount would have decreased in value had it been invested in such securities plus, in certain instances, commissions or trading spreads on the notional amounts. Thus, the return on the swap contract should be the gain or loss on the notional amount plus dividends on the securities less the interest paid by the Fund on the notional amount. Payments may be made at the conclusion of the contract or periodically during its term. These swap contracts do not include the delivery of securities by the Funds to the counterparty. The net amount of the excess, if any, of the Fund’s obligations owed over its entitlement with respect to each swap is accrued on a daily basis and an amount of cash or liquid assets having an aggregate net asset value at least equal to such accrued excess is maintained in a segregated account by the Funds’ custodian. Until a swap contract is settled in cash, the gain or loss on the notional amount plus dividends on the securities less the interest paid by the Fund on the notional amount are recorded as “unrealized gains or losses on swaps” and when cash is exchanged, the gain or loss is recorded as “realized gains or losses on swaps.”

Each Fund may enter into swap contracts that provide the opposite return of the particular benchmark or security (“short” the index or security). The operations are similar to that of the swaps disclosed above except that the counterparty pays interest to the Fund on the notional amount outstanding and the dividends on the underlying securities reduce the return of the swap. These amounts are netted with any unrealized appreciation or depreciation to determine the value of the swap. The Funds will typically enter into equity swap agreements to obtain leverage in order to meet their objectives.

The Funds collateralize swap agreements with cash and certain securities as indicated on the Schedule of Investments of each of the Funds, respectively. Such collateral is held for the benefit of the counterparty in a segregated account at the Custodian to protect the counterparty against non-payment by the Funds. The Funds do not net collateral. In the event of a default by the counterparty, the Funds will seek return of this collateral and may incur certain costs exercising their rights with respect to the collateral. Amounts expected to be owed to the Funds are regularly collateralized either directly with the Funds or in a segregated account at the Custodian.

A Fund bears the risk of loss of the amount expected to be received under a swap agreement in the event of the default or bankruptcy of swap agreement counterparty to the extent that posted collateral is insufficient. A Fund will enter into swap agreements only with large, well-capitalized and established financial institutions. The creditworthiness of each of the firms that is a party to a swap agreement is monitored by the Adviser.

The Funds may enter into credit default swaps. Credit default swaps involve one party making a stream of payments (referred to as the buyer of protection) to another party (the seller of protection) in exchange for the right to receive a specified return in the event a credit event occurs, typically a default by a corporate issuer on its debt obligation. As a seller of protection on

DIREXION ANNUAL REPORT 23

credit default swaps, a Fund will generally receive from the buyer of protection a fixed rate of income throughout the term of the swap provided that there is no credit event. As the seller, a Fund would effectively add leverage to its portfolio because, in addition to its total assets, a Fund would be subject to investment exposure on the notional amount of the swap.

If a Fund is a seller of protection and a credit event occurs, the Fund will either (i) pay to the buyer of protection an amount equal to the notional amount of the swap and take delivery of the referenced obligation or underlying securities comprising the referenced index or (ii) pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index. If a Fund is a buyer of protection and a credit event occurs, the Fund will either (i) receive from the seller of protection an amount equal to the notional amount of the swap and deliver the referenced obligation or underlying securities comprising the referenced index or (ii) receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index. Recovery values are assumed by market makers considering either industry standard recovery rates or entity specific factors and considerations until a credit event occurs. If a credit event has occurred, the recovery value is determined by a facilitated auction whereby a minimum number of allowable broker bids, together with a specified valuation method, are used to calculate the settlement value.

Credit default swap agreements on credit indices involve one party making a stream of payments to another party in exchange for the right to receive a specified return in the event of a write-down, principal shortfall, interest shortfall or default of all or part of the referenced entities comprising the credit index. The stream of payments includes any up-front payments paid or received by the Fund and interest associated with the agreement. Up-front payments compensate for differences between the stated terms of the agreement and the prevailing market conditions and are recorded as realized gain or loss ratably over the term of the swap. The interest associated with the agreement is recognized as unrealized gain or loss until the swap is sold or expires, at which point the cumulative stream of payments is recognized as a component of realized gain or loss. A credit index consists of a basket of credit instruments or exposures designed to be representative of some part of the credit market as a whole. These indices are made up of reference credits that are judged by a poll of dealers to be the most liquid entities in the credit default swap market based on the sector of the index. Components of the indices may include, but are not limited to, investment grade securities, high yield securities, asset based securities, emerging markets, and/or various credit ratings within each sector. Credit indices are traded using credit default swaps with standardized terms including a fixed spread and standard maturity dates. An index credit default swap references all the names in the index, and if there is a default, the credit event is settled based on that name’s weight in the index. The composition of the indices changes periodically, usually every six months, and for most indices, each name has an equal weight in the index. A Fund may use credit default swaps on credit indices to hedge a portfolio of credit default swaps or bonds because entering into credit default swaps on indices is less expensive than buying many credit default swaps. Credit default swaps on indices are benchmarks for protecting investors owning bonds against defaults, and traders use them to speculate on changes in credit quality of bonds.

The maximum potential amount of future payments that the Fund as a seller of protection could be required to make under a credit default swap agreement would be an amount equal to the notional amount of the swap. These potential amounts would be partially offset by any recovery value of respective referenced obligations, upfront payments received upon entering into the agreement, or net amounts received from the settlement of buy protection credit default swap agreements entered into by a Fund for the same referenced entity or entities. The Funds were not invested in credit default swaps at August 31, 2010.

The Funds have adopted authoritative standards of accounting for and disclosure of credit derivatives, including credit default swap agreements. These disclosure requirements include (i) the nature and terms of the credit derivative, reasons for entering into the credit derivative, the events or circumstances that would require the seller to perform under the credit derivative, and the current status of the payment/performance risk of the credit derivative, (ii) the maximum potential amount of future payments the seller could be required to make under the credit derivative, (iii) the fair value of the credit derivative, and (iv) the nature of any recourse provisions and assets held either as collateral or by third parties, and (v) the current status of the payment risk of the credit derivative.

24 DIREXION ANNUAL REPORT

d) Short Positions – Each Fund may engage in short sale transactions. For financial statement purposes, an amount equal to the settlement amount is included in the Statement of Assets and Liabilities as an asset and an equivalent liability. The amount of the liability is subsequently marked-to-market to reflect the current value of the short position. Subsequent fluctuations in the market prices of short positions may require purchasing the securities at prices which may differ from the market value reflected on the Statement of Assets and Liabilities. The Fund is liable to the buyer for any dividends payable on securities while those securities are in a short position. As collateral for its short positions, the Fund is required under the 1940 Act to maintain assets consisting of cash, cash equivalents or liquid securities equal to the market value of the securities sold short. This collateral is required to be adjusted daily. The Funds were not invested in short positions at August 31, 2010.

e) Stock Index Futures Contracts and Options on Futures Contracts – Each Fund may purchase and sell stock index futures contracts and options on such futures contracts. A Fund may use futures contracts to gain exposure to, or hedge against changes in the value of equities, interest rates or foreign countries. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as “variation margin” and are recorded by the Fund as unrealized gains and losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. As collateral for futures contracts, the Fund is required under the 1940 Act to maintain assets consisting of cash, cash equivalents or liquid securities. This collateral is required to be adjusted daily to reflect the market value of the purchase obligation for long futures contracts or the market value of the instrument underlying the contract, but not less than the market price at which the futures contract was established, for short futures contracts. The Funds were not invested in options on futures contracts at August 31, 2010.

f) Risks of Options, Futures Contracts, Options on Futures Contracts and Short Positions – The risks inherent in the use of options, futures contracts, options on futures contracts and short positions include 1) adverse changes in the value of such instruments; 2) imperfect correlation between the price of options and futures contracts and options thereon and movements in the price of the underlying securities, index or futures contracts; 3) the possible absence of a liquid secondary market for any particular instrument at any time; 4) the possible need to defer closing out certain positions to avoid adverse tax consequences; and 5) the possible nonperformance by the counterparty under the terms of the contract. The Funds designate all cash, cash equivalents and liquid securities as collateral for written options, futures contracts, options on futures contracts and short positions.

g) Risks of Investing in Foreign Securities – The Spectrum Global Perspective and the Spectrum Equity Opportunity Funds may invest in foreign securities. Investments in foreign securities involve greater risks than investing in domestic securities. As a result, the Fund’s returns and net asset values may be affected to a large degree by fluctuations in currency exchange rates, political, diplomatic or economic conditions and regulatory requirements in other countries. The laws and accounting, auditing, and financial reporting standards in foreign countries typically are not as strict as they are in the U.S., and there may be less public information available about foreign companies. Investments in foreign emerging markets present a greater risk than investing in foreign issuers in general. The risk of political or social upheaval is greater in emerging markets. In addition, there may be risks of an economy’s dependence on revenues from particular commodities, currency transfer restrictions, a limited number of potential buyers for such securities and delays and disruption in securities settlement procedures.

h) Security Transactions – Investment transactions are recorded on the trade date. The Funds determine the gain or loss realized from the investment transactions by comparing the identified cost, which is the same basis used for federal income tax purposes, with the net sales proceeds.

i) Federal Income Taxes – Each Fund intends to comply with the requirements of Subchapter M of the Internal Revenue Code necessary to qualify as a regulated investment company and to make the requisite distributions of income and capital gains to its shareholders sufficient to relieve it from all or substantially all federal income. No provision for federal income taxes has been made.

DIREXION ANNUAL REPORT 25

j) Income and Expenses – Dividend income is recorded on the ex-dividend date. Interest income, including amortization of premium and discount, and dividends received from money market funds, is recognized on an accrual basis. Expenses are charged to the Funds daily. Expenses are computed based on each Fund’s respective daily net assets. For additional discussion on expenses refer to Note 5.

k) Distributions to Shareholders – Each Fund generally pays dividends from net investment income and distributes net realized capital gains, if any, at least annually. Income and capital gain distributions are determined in accordance with income tax regulations which may differ from GAAP. The Funds may utilize earnings and profits distributed to shareholders on redemption of shares as part of the dividend paid deduction. Distributions to shareholders are recorded on the ex-dividend date.

The tax character of distributions for the Funds during the years ended August 31, 2010 and August 31, 2009 were as follows:

	HCM Freedom Fund
	Year Ended	Year Ended
	August 31,	August 31,
	2010	2009
Distributions paid from:
Ordinary Income	$1,474,611	$1,039,384
Total Distributions paid	$1,474,611	$1,039,384

	Spectrum Select		Spectrum Global		Spectrum Equity
	Alternative Fund		Perspective Fund		Opportunity Fund
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	August 31,	August 31,	August 31,	August 31,	August 31,	August 31,
	2010	2009	2010	2009	2010	2009
Distributions paid from:
Ordinary Income	$1,362,145	$549,091	$—	$12,567	$—	$—
Long-Term Capital Gains	—	—	—	264	—	—
Return of Capital	—	—	8,295	40	68,651	1,882
Total Distributions paid	$1,362,145	$549,091	$8,295	$12,871	$68,651	$1,882

The Funds are designating as long-term capital gain dividends, pursuant to Internal Revenue Code Section 852(b)(3), the amount necessary to reduce the earnings and profits of the Fund related to net capital gain to zero for the tax year ended August 31, 2010.

As of August 31, 2010, the components of distributable earnings of the Funds on a tax basis were as follows:

	HCM Freedom	Spectrum Select	Spectrum Global	Spectrum Equity
	Fund	Alternative Fund	Perspective Fund	Opportunity Fund
Tax cost of investments	$27,528,525	$44,391,711	$50,045,984	$13,666,392
Gross unrealized appreciation	486,348	866,385	278,593	—
Gross unrealized depreciation	(68,977)	(76,964)	(1,125,684)	—
Net unrealized appreciation/(depreciation)	417,371	789,421	(847,091)	—
Undistributed ordinary income	520,163	1,108,592	—	—
Undistributed long-term capital gain	—	—	—	—
Total distributable earnings	520,163	1,108,592	—	—
Other accumulated gain/(loss)	(19,856,222)	(73,499)	(19,941,433)	(3,392,429)
Total accumulated earnings/(loss)	$(18,918,688)	$1,824,514	$(20,788,524)	$(3,392,429)

The difference between book cost of investments and tax cost of investments is attributable primarily to the tax deferral of losses on wash sales. Other accumulated gain/ (loss) is generally comprised of capital loss carryforwards, post-October capital loss deferrals and/or unrealized gain/ (loss) on derivative positions.

26 DIREXION ANNUAL REPORT

On the Statement of Assets and Liabilities, the following adjustments were made for permanent tax differences between accounting for net investment income and realized gains and losses under GAAP and tax reporting:

	Net Investment	Realized	Capital
	Income (Loss)	Gain (Loss)	Stock
HCM Freedom Fund	$—	$—	$—
Spectrum Select Alternative Fund	529,217	(555,347)	26,130
Spectrum Global Perspective Fund	174,275	(1,270)	(173,005)
Spectrum Equity Opportunity Fund	128,640	866	(129,506)

Net investment income and realized gains and losses for federal income tax purposes may differ from that reported on the financial statements because of permanent book-to-tax differences. GAAP requires that permanent differences in net investment income and realized gains and losses due to differences between financial reporting and tax reporting be reclassified between various components of net assets. The permanent differences primarily relate to swap contract adjustments, net operating losses, dividend reclasses, and dividends on redemption adjustments with differing book and tax methods.

In order to meet certain excise tax distribution requirements, the Funds are required to measure and distribute annually, net capital gains realized during a twelve-month period ending October 31. In connection with this, the Funds are permitted for tax purposes to defer into their next fiscal year any net capital losses incurred between November 1 and the end of their fiscal year, August 31, 2010.

At August 31, 2010, no funds deferred, on a tax basis, post-October losses.

At August 31, 2010, the following funds had capital loss carryforwards on a tax basis of:

	Expires
	8/31/2014	8/31/2015	8/31/2016	8/31/2017	8/31/2018	Total
HCM Freedom Fund	$7,134,932	$5,679,579	$1,637,612	$5,404,099	$—	$19,856,222
Spectrum Select Alternative Fund	—	—	—	—	—	—
Spectrum Global Perspective Fund	—	—	—	14,988,713	1,648,038	16,636,751
Spectrum Equity Opportunity Fund	—	—	—	3,256,865	—	3,256,865
Capital Loss Utilized:	8/31/2010
HCM Freedom Fund	$1,707,285
Spectrum Select Alternative Fund	3,209,391
Spectrum Equity Opportunity Fund	1,167,325

To the extent the Funds realize future net capital gains, those gains will be offset by any unused capital loss carryover.

The Funds have adopted authoritative financial reporting rules regarding recognition and measurement of tax positions taken or expected to be taken on a tax return. The Funds have reviewed all open tax years and concluded that there is no effect to the Funds’ financial positions or results of operations and no tax liability resulting from unrecognized tax benefits relating to uncertain income tax position take or expected to be taken on a tax return. Open tax years are those years that are open for examination by the relevant income taxing authority. As of August 31, 2010, open Federal and state income tax years include the tax years ended August 31, 2007, August 31, 2008, August 31, 2009 and August 31, 2010. The Funds have no examination in progress. The Funds are also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax expense will significantly change in twelve months.

DIREXION ANNUAL REPORT 27

l) Credit Facility – U.S. Bank, N.A. has made available to Funds, with the exception of the HCM Freedom Fund, a credit facility pursuant to a Line of Credit Agreement (“Line of Credit”) for meeting redemption requests. The Funds did not utilize the Line of Credit during the year ended August 31, 2010:

	Available Borrowing (Lesser of 33 1/3% of Fund’s Net Assets or)	Outstanding Balance as of August 31, 2010	Maximum Amount Outstanding during the Year Ended August 31, 2010	Average Daily Balance	Interest Expense	Borrowings Charged At
Spectrum Select Alternative Fund	$5,875,000	$—	$—	$—	$—	Prime Rate less 1/2%
Spectrum Global Perspective Fund	2,400,000	—	—	—	—	Prime Rate less 1/2%
Spectrum Equity Opportunity Fund	575,000	—	—	—	—	Prime Rate less 1/2%

m) Guarantees and Indemnifications – In the ordinary course of business, the Funds enter into contracts that contain a variety of indemnification provisions pursuant to which the Funds agree to indemnify third parties upon occurrence of specified events. The Fund’s maximum exposure relating to these indemnification agreements is unknown. However, the Funds have not had prior claims or losses in connection with these provisions and believe the risk of loss is remote.

n) Use of Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. CAPITAL SHARE TRANSACTIONS

Capital share transactions for the Funds during the years ended August 31, 2010 and August 31, 2009 were as follows:

	HCM Freedom Fund		Spectrum Select Alternative Fund
	Year Ended	Year Ended	Year Ended	Year Ended
	August 31,	August 31,	August 31,	August 31,
	2010	2009	2010	2009
Shares sold	161,023	155,044	844,076	448,807
Shares issued in reinvestment of distributions	100,636	71,861	63,328	30,842
Shares redeemed	(164,568)	(223,503)	(253,230)	(463,856)
Total net increase (decrease) from capital share transactions	97,091	3,402	654,174	15,793

	Spectrum Global		Spectrum Equity
	Perspective Fund		Opportunity Fund
	Year Ended	Year Ended	Year Ended	Year Ended
	August 31,	August 31,	August 31,	August 31,
	2010	2009	2010	2009
Shares sold	318,983	207,597	152,667	66,774
Shares issued in reinvestment of distributions	419	794	3,630	120
Shares redeemed	(919,677)	(1,284,176)	(131,967)	(226,511)
Total net increase (decrease) from capital share transactions	(600,275)	(1,075,785)	24,330	(159,617)

4. INVESTMENT TRANSACTIONS

During the year ended August 31, 2010, the aggregate purchases and sales of investments (excluding short-term investments, swaps and futures contracts) were:

		Spectrum	Spectrum	Spectrum
	HCM	Select	Global	Equity
	Freedom	Alternative	Perspective	Opportunity
	Fund	Fund	Fund	Fund
Purchases	$114,738,147	$70,562,749	$434,618,735	$76,052,553
Sales	$110,755,962	$59,583,709	$476,269,061	$85,945,207

28 DIREXION ANNUAL REPORT

5. INVESTMENT ADVISORY AND OTHER AGREEMENTS

Investment Advisory Agreement: The Funds have entered into an investment advisory agreement with the Adviser. The Adviser receives a fee, computed daily and payable monthly, applied to each Fund’s average daily net assets at the annual rates presented below:

HCM Freedom Fund	1.00%
Spectrum Select Alternative Fund	1.00%
Spectrum Global Perspective Fund	1.00%
Spectrum Equity Opportunity Fund	1.00%

In addition, the Adviser has entered into sub-advisory agreements with Horizon Capital Management, Inc. for the HCM Freedom Fund, and with Hundredfold Advisors, LLC for the Spectrum Select Alternative Fund, the Spectrum Global Perspective Fund and the Spectrum Equity Opportunity Fund whereby each sub-advisor will direct investment activities of their respective Funds. The Adviser pays, out of the management fees it receives from these funds, a fee for these sub-advisory services.

Operating Services Agreement: The Funds have entered into an Operating Services Agreement (the “Agreement”) with the Adviser. Under the Agreement, the Adviser will be responsible for all expenses of the Trust except the following: management fees, distribution and/or service fees, acquired fund fees, taxes, leverage interest, dividends or interest on short positions, other interest expenses, brokerage commission and other extraordinary expenses outside the typical day-to-day operations of the Funds.

HCM Freedom Fund	0.55%
Spectrum Select Alternative Fund	0.55%
Spectrum Global Perspective Fund	0.55%
Spectrum Equity Opportunity Fund	0.55%

Distribution Expenses: Shares are subject to an annual Rule 12b-1 fee of 0.80% for the HCM Freedom Fund, and up to 1.00% of the average daily net assets for the Spectrum Select Alternative Fund, the Spectrum Global Perspective Fund and the Spectrum Equity Opportunity Fund.

Rafferty Capital Markets, LLC (the “Distributor”) serves as principal underwriter of the Funds and acts as the Funds’ distributor in a continuous public offering of the Funds’ shares. There were no Rule 12b-1 fees retained by the Distributor for the year ended August 31, 2010. The Distributor is an affiliate of the Adviser.

6. VALUATION MEASUREMENTS

The Funds have adopted authoritative fair valuation accounting standards which establish an authoritative definition of fair value and set out a hierarchy for measuring fair value. These standards require additional disclosures about the various inputs and valuation techniques used to develop the measurements of fair value and a discussion in changes in valuation techniques and related inputs during the period. These inputs are summarized in the three broad levels listed below:

Level 1 – Quoted prices in active markets for identical securities

Level 2 – Evaluated price based on other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)

Level 3 – Significant unobservable inputs (including the Fund’s own assumptions in determining fair value of investments)

The inputs or methodology used for valuing securities are not an indication of the credit risk associated with investing in those securities.

DIREXION ANNUAL REPORT 29

The follow is a summary of the inputs used to value the Fund’s net assets as of August 31, 2010:

	HCM Freedom Fund
Asset Class	Level 1	Level 2	Level 3	Total
Investment Companies — Fixed Income	$27,855,518	$—	$—	$27,855,518
Short-Term Investments	$90,378	$—	$—	$90,378

	Spectrum Select Alternative Fund
Asset Class	Level 1	Level 2	Level 3	Total
Investment Companies — Equity	$12,148,764	$—	$—	$12,148,764
Investment Companies — Fixed Income	$27,961,202	$—	$—	$27,961,202
Short-Term Investments	$5,071,166	$—	$—	$5,071,166
Other Financial Instruments*	$—	$26,185	$—	$26,185

	Spectrum Global Perspective Fund
Asset Class	Level 1	Level 2	Level 3	Total
Investment Companies — Equity	$4,130,840	$—	$—	$4,130,840
Short-Term Investments	$45,068,053	$—	$—	$45,068,053
Other Financial Instruments*	$—	$357,388	$—	$357,388

	Spectrum Equity Opportunity Fund
Asset Class	Level 1	Level 2	Level 3	Total
Short-Term Investments	$13,666,392	$—	$—	$13,666,392
Other Financial Instruments*	$(102,547)	$—	$—	$(102,547)

For further detail on each asset class, see Schedule of Investments.

*

Other financial instruments are derivative instruments not reflected in the Schedule of Investments, such as futures and swap contracts. Futures and swap contracts are valued at the unrealized appreciation (depreciation) on the instrument.

There were no significant transfers between Level 1 and Level 2 securities during the year ended August 31, 2010.

7. ADDITIONAL DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS

The Funds have adopted authoritative standards of accounting for derivative instruments which establish disclosure requirement for derivative instruments. These standards improve financial reporting for derivative instruments by requiring enhanced disclosures that enables investors to understand how and why a fund uses derivatives instruments, how derivatives instruments are accounted for and how derivative instruments affect a fund’s financial position and results of operations.

The Funds use derivative instruments as part of their principal investment strategy to achieve their investment objective. For additional discussion on the risks associated with derivative instruments refer to Note 2. As of August 31, 2010, the Funds were invested in futures contracts and equity swap contracts.

At August 31, 2010, the fair value of derivatives instruments were as follows:

Asset derivatives1

		Equity risk	Total
Spectrum Select Alternative Fund	Swap contracts	$26,185	$26,185
	Total	$26,185	$26,185
Spectrum Global Perspective Fund	Swap contracts	$357,388	$357,388
	Total	$357,388	$357,388

[1]	Statement of Assets and Liabilities location: Unrealized appreciation on swaps.

30 DIREXION ANNUAL REPORT

Liability derivatives1

		Equity risk	Total
Spectrum Equity Opportunity Fund	Futures contracts*	$102,547	$102,547
	Total	$102,547	$102,547
[1]	Statement of Assets and Liabilities location: Variation margin payable.
*

Cumulative appreciation (depreciation) of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin, if any, is reported within the Statement of Assets and Liabilities.

Transactions in derivative instruments during the six months ended August 31, 2010, were as follows:

		Equity risk	Total
HCM Freedom Fund	Realized gain (loss)[1]
	Futures contracts	$101,463	$101,463
	Swap contracts	(831,275)	(831,275)
	Total realized gain (loss)	$(729,812)	$(729,812)
	Change in unrealized appreciation (depreciation)[2]
	Futures contracts	$—	$—
	Swap contracts	—	—
	Total change in unrealized appreciation (depreciation)	$—	$—
Spectrum Select Alternative Fund	Realized gain (loss)[1]
	Futures contracts	$56,324	$56,324
	Swap contracts	695,302	695,302
	Total realized gain (loss)	$751,626	$751,626
	Change in unrealized appreciation (depreciation)[2]
	Futures contracts	$(5,233)	$(5,233)
	Swap contracts	7,061	7,061
	Total change in unrealized appreciation (depreciation)	$1,828	$1,828
Spectrum Global Perspective Fund	Realized gain (loss)[1]
	Futures contracts	$1,278,082	$1,278,082
	Swap contracts	(2,458,595)	(2,458,595)
	Total realized gain (loss)	$(1,180,513)	$(1,180,513)
	Change in unrealized appreciation (depreciation)[2]
	Swap contracts	$3,869	$3,869
	Total change in unrealized appreciation (depreciation)	$3,869	$3,869
Spectrum Equity Opportunity Fund	Realized gain (loss)[1]
	Futures contracts	$247,325	$247,325
	Swap contracts	5,593	5,593
	Total realized gain (loss)	$252,918	$252,918
	Change in unrealized appreciation (depreciation)[2]
	Futures contracts	$(139,483)	$(139,483)
	Swap contracts	(7,927)	(7,927)
	Total change in unrealized appreciation (depreciation)	$(147,410)	$(147,410)

[1]	Statement of Operations location: Net unrealized gain (loss) on futures and swaps.
[2]	Statement of Operations location: Change in unrealized appreciation (depreciation) on futures and swaps.

For the year ended August 31, 2010, the volume of the derivatives held by the Funds were as follows:

	Quarterly Average Gross Notional Amounts
	Long Futures Contracts	Short Futures Contracts	Long Equity Swaps Contracts	Short Equity Swaps Contracts
HCM Freedom Fund	$—	$—	$—	$100,143
Spectrum Select Alternative Fund	396,145	282,585	5,138,780	—
Spectrum Global Perspective Fund	2,199,692	—	3,100,634	—
Spectrum Equity Opportunity Fund	4,675,913	—	264,811	—

DIREXION ANNUAL REPORT 31

The Funds utilized this volume of derivatives as a substitute for investing in comparable positions in underlying securities and/or as a means to limit exposure of a Fund’s position. During the year ended August 31, 2010, the HCM Freedom Fund sporadically invested in swap contracts with the majority of activity occurring in the middle part of the year. The Spectrum Select Alternative Fund maintained a consistent investment in long equity swap contracts though more pronounced towards the end of the year. The Spectrum Global Perspective Fund and the Spectrum Equity Opportunity Fund investments in long equity swap contracts occurred closer to the beginning of the year. The three Spectrum Funds maintain investments in long futures contracts throughout the year.

8. NEW ACCOUNTING PRONOUNCEMENT

In January 2010, the Financial Accounting Standards Board issued an update to improve disclosure about fair value measurements. This update required additional disclosures regarding fair value measurements. Specifically, the amendment requires reporting entities to disclose a) the input and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements, for Level 2 or Level 3 positions, b) transfers between all levels (including Level 1 and Level 2) will be required to be disclosed on a gross basis (i.e. transfers out must be disclosed separately from transfers in) as well as the reason(s) for the transfers and c) purchases and sales must be shown on a gross basis in the Level 3 rollforward rather than as one net number.

The effective date of this guidance is for interim and annual periods beginning after December 15, 2009; however, the requirement to provide the Level 3 activity for purchases and sales on a gross basis will be effective for interim and annual periods beginning after December 15, 2010. The Funds have disclosed the applicable requirements of the accounting standard in their financial statements.

9. SUBSEQUENT EVENTS

The Funds have adopted authoritative standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. These standards require the Funds to recognize in the financial statements the effects of all recognized subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For nonrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, the Funds are required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. The Funds have evaluated subsequent events through the issuance of the Funds’ financial statements and have determined there is no impact to the Funds’ financial statements.

32 DIREXION ANNUAL REPORT

Direxion Funds

Report of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of the Direxion Funds:

We have audited the accompanying statements of assets and liabilities of the HCM Freedom Fund, Spectrum Select Alternative Fund, Spectrum Global Perspective Fund, and Spectrum Equity Opportunity Fund, (four of the series of the Direxion Funds) (the “Funds”), including the schedules of investments, as of August 31, 2010, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Funds’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of August 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the above mentioned four series of Direxion Funds at August 31, 2010, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

October 22, 2010

DIREXION ANNUAL REPORT 33

Additional Information

(Unaudited)

For the year ended August 31, 2010, certain dividends paid by the Funds may be subject to a maximum tax rate of 15%, as provided for by the Jobs and Growth Tax Relief Reconciliation Act of 2003. The percentage of dividends declared from ordinary income designated as qualified income was follows:

HCM Freedom Fund	100%
Spectrum Select Alternative Fund	70.7%
Spectrum Global Perspective Fund	0%
Spectrum Equity Opportunity Fund	0%

For corporate shareholders, the percent of ordinary income distributions qualifying for the corporate dividends received deduction for the year ended August 31, 2010 was as follows:

HCM Freedom Fund	100%
Spectrum Select Alternative Fund	70.7%
Spectrum Global Perspective Fund	0%
Spectrum Equity Opportunity Fund	0%

HOUSEHOLDING

In an effort to decrease costs, the Funds intend to reduce the number of duplicate prospectuses, Annual and Semi-Annual Reports, proxy statements and other similar documents you receive by sending only one copy of each to those addresses shared by two or more accounts and to shareholders we reasonably believe are from the same family or household. Householding begins once you have signed your account application. After such time, if you would like to discontinue householding for your accounts, please call toll-free at (800) 851-0511 to request individual copies of these documents. Once the Funds receive notice to stop householding, we will begin sending individual copies thirty days after receiving your request. This policy does not apply to account statements.

34 DIREXION ANNUAL REPORT

Investment Advisory and Subadvisory Agreements Approvals

Provided below is a summary of certain of the factors the Board considered at its August 18, 2010 Board meeting in renewing, as applicable: (1) the Advisory Agreement between Rafferty Asset Management (“Rafferty”) and the Direxion Funds (the “Trust”), on behalf of the HCM Freedom Fund, Spectrum Equity Opportunity Fund, Spectrum Global Perspective Fund and Spectrum Select Alternative Fund, each a series of the Trust; (2) the Subadvisory Agreement between Rafferty and Horizon Capital Management, Inc. (“Horizon”) on behalf of the HCM Freedom Fund; and (3) the Subadvisory Agreement between Rafferty and Hundredfold Advisors, LLC (“Hundredfold”) on behalf of the Spectrum Equity Opportunity Fund, Spectrum Global Perspective Fund and Spectrum Select Alternative Fund. Each Fund listed above is referred to herein as each “Fund” and collectively, the “Funds.”

The Board did not identify any particular information that was most relevant to its consideration to approve each Advisory or Subadvisory Agreement (each an “Agreement” and collectively, the “Agreements”) and each Trustee may have afforded different weight to the various factors. In determining whether to approve the continuance of the Agreements, the Board considered the best interests of each Fund separately. In addition, the Board noted that the Trustees have considered various reports and information provided throughout the year at their regular Board meetings and otherwise. While the Agreements for all of the Funds were considered at the same Board meeting, the Board considered each Fund’s investment advisory and subadvisory relationship separately. In each instance, the Board considered, among other things, the following factors: (1) the nature and quality of the services provided; (2) the investment performance of the Fund to the extent applicable; (3) the cost to Rafferty or a subadviser for providing services and the profitability of the advisory business to Rafferty or a subadviser, if such information was provided; (4) the extent to which economies of scale have been taken into account in setting fee schedules; (5) whether fee levels reflect these economies of scale, if any, for the benefit of Fund shareholders; (6) comparisons of services and fees with contracts entered into by Rafferty and, in certain cases, a subadviser with other clients (such as pension funds and other institutional investors), if any; and (7) other benefits derived or anticipated to be derived by Rafferty or a subadviser from its relationship with the Funds.

Nature, Extent and Quality of Services Provided. The Board reviewed the nature, extent and quality of the services provided or to be provided under the Advisory Agreements by Rafferty. The Board noted that Rafferty has provided services to the Trusts since their inception and has developed an expertise in managing the Funds. The Board also noted that Rafferty trades efficiently with low commission schedules, which helps improve performance results. The Board considered Rafferty’s representation that it has the financial resources and appropriate staffing to manage the Funds and meet its expense reimbursement obligations, if any. The Board also considered that Rafferty utilizes the services of an independent compliance consulting firm and that reports from the chief compliance officer are provided to the Board at its regularly scheduled quarterly Board meetings. The Board considered that Rafferty oversees all aspects of the operation of the Funds, including oversight of the Funds’ service providers and subadvisers. Regarding the Subadvisory Agreements with Horizon and Hundredfold, the Board noted that each subadviser utilizes those Funds it subadvises as the primary investments for its separate account clients. Based on these and other considerations, the Board determined that, in the exercise of its business judgment, the nature, extent and quality of the services provided by Rafferty to the Funds under the Agreements and each subadviser under the applicable Subadvisory Agreement were fair and reasonable.

Performance of the Funds. The Board evaluated the performance of each Fund relative to: (1) its benchmark index for monthly and annual periods ended July 31, 2010, where applicable; and (2) the average performance of the relevant Lipper fund universe for monthly and annual periods ended June 30, 2010. Although the Board received monthly performance reports for its consideration, the Board generally assigned more weight to the longer-term performance of the Funds. In this regard, the Board for all Funds noted the challenging nature of the markets for the calendar years 2008 and 2009.

With respect to the HCM Freedom Fund, the Board considered management’s description of the performance of the Lipper universe of flexible portfolio funds. The Board also considered that: (1) as of July 31, 2010, the Fund outperformed its benchmark index for the three-month, year-to-date, three- and five-year periods, and underperformed for the one-, six-, nine-month and one-year periods; and (2) as of June 30, 2010, the Fund outperformed the average of the relevant Lipper fund universe for all periods presented. The Board noted that the Fund’s six-month and three-year performance records were ranked first in its Lipper fund universe.

With respect to the Spectrum Equity Opportunity Fund, the Board considered management’s description of the performance of the Lipper universe of specialty diversified equity funds. The Board also considered that: (1) as of July 31, 2010, the Fund

DIREXION ANNUAL REPORT 35

outperformed its benchmark index for the three-month, year-to date and three year-periods, and underperformed for all other periods presented; and (2) as of June 30, 2010, the Fund outperformed the average of the relevant Lipper fund universe for all periods presented with the exception of the six-month and one-year periods, during which it underperformed.

With respect to the Spectrum Global Perspective Fund, the Board considered management’s description of the performance of the Lipper universe of global flexible funds. The Board also considered that: (1) as of July 31, 2010, the Fund outperformed its benchmark index for the three-month, three- and five-year periods, and underperformed for all other periods presented; and (2) as of June 30, 2010, the Fund outperformed the average of the relevant Lipper fund universe for the three-month period, and underperformed for the six-month, one- and three-year periods. The Board noted Hundredfold’s representation that the Fund in part underperformed due to its reduced market exposure during periods of market volatility.

With respect to the Spectrum Select Alternative Fund, the Board considered management’s description of the performance of the Lipper universe of high current yield funds. The Board also considered that: (1) as of July 31, 2010, the Fund outperformed its benchmark index for the one-, six- and nine-month, and one- and five-year periods, and underperformed for the three-month, year-to-date and three-year periods; and (2) as of June 30, 2010, the Fund underperformed the average of the relevant Lipper fund universe for all periods presented. The Board noted Hundredfold’s representation that, within the last 12-month period, the Fund took defensive positions, including large positions in cash, that detracted from its investment performance.

Costs of Services Provided to the Funds and Profits Realized. The Board considered the overall fees paid to Rafferty on an annual basis since each Fund’s commencement of operations, including any fee waivers and recoupment of fees previously waived. The Board considered the overall profitability of Rafferty’s investment business and its representation that it does not allocate internal costs and assess profitability with respect to its services to individual Funds. Based on these considerations, the Board determined that, in the exercise of its business judgment, the costs of the services provided and the profits realized under the Advisory Agreement were fair and reasonable.

In considering the fees paid by Rafferty to the subadvisers of the Funds, the Board considered Rafferty’s representation that the fees and expenses generally are higher than industry averages. However, Rafferty explained that, in certain cases, the Funds help to lower the overall fees paid by the clients of the subadvisers. The Board considered the representation that the current expense ratio of each Fund is lower compared to the total cost of investing when the Funds were part of the subadvisers’ wrap account advisory programs. The Board noted the subadvisers’ representations that the Funds pay the lowest fee rate that a subadvisor charges for comparable client accounts. With respect to each Fund, the Board considered each subadviser’s profits or losses for its services, to the extent such information was provided. In this regard, the Board noted Hundredfold’s representation that it donated to charity all of the profits it earned with respect to the services it provided to the Spectrum Funds and Horizon’s pre-tax profits with respect to the services it provided to the HCM Freedom Fund. Based on these considerations, the Board determined that, in the exercise of its business judgment, the costs of the services provided and the profits realized under the Agreements were fair and reasonable.

Economies of Scale. The Board considered Rafferty’s representation that it believes that asset levels at this time are not sufficient to achieve economies of scale or warrant a reduction in fee rates or the addition of breakpoints. Rafferty noted that it was continuing to work on its sales and marketing efforts to raise additional assets. Based on these and other considerations, the Board determined that, in the exercise of its business judgment, the reduction in fee rates or additions of breakpoints were not necessary at this time.

Other Benefits. The Board considered Rafferty’s representation that its relationship with the Funds has permitted Rafferty to attract business to its non-mutual fund account. The Board also considered that Rafferty’s overall business with brokerage firms helps to lower commission rates and provide better execution for Fund portfolio transactions. The subadvisers represented that they realized no benefits other than their direct compensation. Based on these and other considerations, the Board determined that, in the exercise of its business judgment, the benefits were fair and reasonable.

Conclusion. Based on, but not limited to, the above considerations and determinations, the Board determined that the Agreements for the Funds were fair and reasonable in light of the services to be performed, fees, expenses and such other matters as the Board considered relevant in the exercise of its business judgment. On this basis, the Board unanimously voted in favor of the continuance of the Agreements.

36 DIREXION ANNUAL REPORT

Direxion Funds

TRUSTEES AND OFFICERS

The business affairs of each Fund are managed by or under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers of the Funds is set forth below. The SAI includes additional information about the Funds’ Trustee and Officers and is available without charge, upon request by calling 1-800-851-0511.

Interested Trustees
Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	# of Portfolios in Direxion Complex Overseen by Trustee(2)	Other Trusteeships/ Directorships Held by Trustee
Lawrence C. Rafferty(1) Age: 68	Chairman of the Board of Trustees	Lifetime of Trust until removal or resignation; Since 1997	Chairman and Chief Executive Officer of Rafferty, 1997-present; Chief Executive Officer of Rafferty Companies, LLC, 1996-present; Chief Executive Officer of Rafferty Capital Markets, Inc., 1995-present.	135	Board of Trustees, Fairfield University; Board of Directors, St. Vincent’s Services; Executive Committee, Metropolitan Golf Association

Non-Interested Trustees
Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	# of Portfolios in Direxion Complex Overseen by Trustee(2)	Other Trusteeships/ Directorships Held by Trustee
Daniel J. Byrne Age: 66	Trustee	Lifetime of Trust until removal or resignation; Since 1997	President and Chief Executive Officer of Byrne Securities Inc., 1992-present.	135	Trustee, The Opening Word Program, Wyandanch, New York

Gerald E. Shanley III Age: 66	Trustee	Lifetime of Trust until removal or resignation; Since 1997	Business Consultant, 1985-present; C.P.A. 1979-present.	135	Trustee of Trust Under Will of Charles S. Payson

John Weisser Age: 68	Trustee	Lifetime of Trust until removal or resignation; Since 2007	Retired, Since 1995; Salomon Brothers, Inc, 1971-1995, most recently as Managing Director.	135	Director, MainStay VP Fund Series; Director ICAP Funds, Inc; Director, The MainStay Funds; Director, Eclipse Funds, Inc.

DIREXION ANNUAL REPORT 37

Direxion Funds

TRUSTEES AND OFFICERS

Officers

Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	# of Portfolios in Direxion Complex Overseen by Trustee(2)	Other Trusteeships/ Directorships Held by Trustee
Daniel D. O’Neill Age: 42	President; Chief Operating Officer and Chief Investment Officer	One Year; Since 1999 One Year; Since 2006	Managing Director of Rafferty, 1999-present.	N/A	N/A

William Franca Age: 53	Executive Vice President – Head of Distribution	One Year; Since 2006	Senior Vice President – National Sales, Massachusetts Financial Services/SunLife Financial Distributors, 2002-2004; Executive Vice President, Distribution, SunLife, 2001-2002.	N/A	N/A

Christopher Lewis Age: 39	Chief Compliance Officer	One Year; Since 2009	Director, Alaric Compliance Services, LLC, 2009 – present; Partner, Thacher Proffitt & Wood LLP, 2004-2008; Partner, Simmons & Simmons, 2002-2004.	N/A	N/A

Patrick J. Rudnick 615 East Michigan Street Milwaukee, WI 53202 Age: 37	Principal Financial Officer and Treasurer(3)	One Year; Since 2010	Vice President, U.S. Bancorp Fund Services LLC, since 2006; Manager, PricewaterhouseCoopers LLP, 1999-2006.	N/A	N/A

Eric W. Falkeis 615 East Michigan Street Milwaukee, WI 53202 Age: 37	Secretary	One Year; Since 2004

Senior Vice President, U.S. Bancorp Fund Services, LLC, since September 2007; Chief Financial Officer, U.S. Bancorp Fund Services, LLC, since April 2006; Vice President, U.S. Bancorp Fund Services LLC, 1997-present; formerly, Chief Financial Officer, Quasar Distributors, LLC, 2000-2003.

				N/A	N/A
(1)	Mr. Rafferty is affiliated with Rafferty. Mr. Rafferty is the Chairman and Chief Executive Officer of Rafferty and owns a beneficial interest in Rafferty.
(2)

The Direxion Complex consists of the Direxion Funds which currently offers for sale to the public 32 portfolios, the Direxion Insurance Trust which currently offers for sale 1 portfolio and the Direxion ETF Trust which currently offers for sale to the public 34 of the 102 funds currently registered with the SEC.

(3)

Mr. Rudnick replaced Guy F Talarico as Principal Financial Officer and Treasurer effective June 1, 2010.
The address for all trustees and officers except Patrick J. Rudnick and Eric W. Falkeis is 33 Whitehall St., New York, NY 10004.

38 DIREXION ANNUAL REPORT

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40

PRIVACY NOTICE

At the Direxion Funds, we are committed to protecting your privacy. To open and service your Direxion accounts, we collect and maintain certain nonpublic personal information about you, such as your address, phone number, social security number, purchases, sales, account balances, bank account information and other personal financial information. We collect this information from the following sources:

•	Account applications or other forms on which you provide information,
•	Mail, e-mail, the telephone and our website, and
•	Your transactions and account inquiries with us.

We safeguard the personal information that you have entrusted to us in the following ways:

•	As a general policy, only those employees who maintain your account and respond to your requests for additional services have access to your account information.
•	We maintain physical, electronic, and procedural safeguards to insure the security of your personal information and to prevent unauthorized access to your information.

We do not disclose any nonpublic personal information about you or our former shareholders to anyone, except as permitted or required by law. In the course of conducting business and maintaining your account we may share shareholder information, as allowed by law, with our affiliated companies and with other service providers, including financial intermediaries, custodians, transfer agents and marketing consultants. Those companies are contractually bound to use that information only for the services for which we hired them. They are not permitted to use or share our shareholders’ nonpublic personal information for any other purpose. There also may be times when we provide information to federal, state or local authorities as required by law.

In the event that you hold fund shares of Direxion through a financial intermediary, including, but not limited to, a broker-dealer, bank, or trust company, the privacy policy of your financial intermediary would govern how your nonpublic personal information would be shared with nonaffiliated third parties.

For questions about our policy, please contact us at (800) 851-0511.

ANNUAL REPORT

Adviser

Rafferty Asset Management, LLC

33 Whitehall St. 10th Floor

New York, NY 10004

Sub-Advisor

Spectrum Funds Sub-Advisor

Hundredfold Advisors, LLC

2940 N. Lynnhaven Road

Virginia Beach, VA 23452

Administrator, Transfer Agent, Dividend Paying

Agent & Shareholding Servicing Agent

U.S. Bancorp Fund Services, LLC

P.O. Box 1993

Milwaukee, WI 53201-1993

Custodian

U.S. Bank, N.A.

1555 RiverCenter Dr., Suite 302

Milwaukee, WI 53212

Independent Registered Public Accounting Firm

Ernst & Young LLP

5 Times Square

New York, NY 10036

Distributor

Rafferty Capital Markets, LLC

59 Hilton Avenue

Garden City, NY 11530

The Fund’s Proxy Voting Policies are available without charge by calling 1-800-851-0511, or by accessing the SEC’s website, at www.sec.gov.

The actual voting records relating to portfolio securities during the most recent period ended June 30 (starting with the year ended June 30, 2005) is available without charge by calling 1-800-851-0511 or by accessing the SEC’s website at www.sec.gov.

The Funds file its complete schedule of portfolio holdings with the Commission for the first and third quarters of each fiscal year on Form N-Q. The Form N-Q is available without charge, upon request, by calling 1-800-851-0511, or by accessing the SEC’s website, at www.sec.gov. The Funds’ Forms N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. Information or the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

This report has been prepared for shareholders and may be distributed to others only if preceded or accompanied by a current prospectus.